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                                                                  Exhibit (3)(b)

                                    FORM OF
                          AFFILIATED INSURER AMENDMENT
                                       TO
                                SELLING AGREEMENT

THIS AMENDMENT, effective as of __________________is made by and among Pruco Life Insurance Company ("Pruco"), Pruco Life Insurance Company of New Jersey ("Pruco NJ"), The Prudential Insurance Company of America ("PICA"), Prudential Annuities Life Assurance Corporation, formerly known as American Skandia Life Assurance Corporation ("PALAC"), Prudential Annuities Distributors, Inc., formerly known as American Skandia Marketing, Incorporated, ("PAD"), ________________________________, ("Broker-Dealer") and any and all undersigned insurance agency affiliates of Broker-Dealer ("Associated Insurance Agencies");

WHEREAS, PALAC and PAD entered into an Insurance Product Sales Agreement with Broker-Dealer and Associated Insurance Agencies, as amended (the "Agreement");

WHEREAS, Broker-Dealer and Associated Insurance Agencies wish to sell and service certain Contracts issued by Pruco, Pruco NJ and PICA;

WHEREAS, the parties desire to amend the Agreement to include Pruco, Pruco NJ and PICA as parties to the Agreement and to provide authorization to Broker-Dealer and Associated Insurance Agencies to engage in the sale and servicing of the Contracts issued by Pruco, Pruco NJ and PICA; and

NOW THEREFORE, in consideration of their mutual promises, PAD, PALAC, Pruco, Pruco NJ, PICA, Broker-Dealer and Associated Insurance Agencies each agree as follows:

That the Agreement shall be amended to include Pruco, Pruco NJ and PICA as parties;

All references throughout the Agreement to "ASLAC" shall, by definition, be expanded and amended to include PALAC, Pruco, Pruco NJ or PICA and replaced by the term "Insurer";

All references throughout the Agreement to "American Skandia" shall, by definition, be expanded and amended to include PALAC, Pruco, Pruco NJ or PICA and PAD, and replaced by the term "Prudential Annuities";

All references throughout the Agreement to "ASM" shall be replaced by "PAD";

That Prudential Annuities authorizes Broker-Dealer to solicit sales of Contracts identified in the Schedule(s) to the Agreement and that such authorization shall exclude solicitation of new sales, initial premium and/or initial purchase payments for any Contract or Schedule(s) that Prudential Annuities has designated as available for "Service Only";

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Broker Dealer shall designate registered representatives for appointment by
PICA, Pruco and Pruco NJ, as individual insurance agents, and, notwithstanding any provision of the Agreement to the contrary, limit such designation to only those that shall serve as broker of record on a contract issued by PICA, Pruco, or Pruco NJ; and

Notwithstanding any provision of the Agreement to the contrary, customer checks for Payments shall be made payable to the order of the insurance company issuing the Contract to which the Payment applies.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its duly authorized representative.

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
By_Bruce Ferris
Title: Executive Vice President

PRUDENTIAL ANNUITIES DISTRIBUTORS, INC.
By_Bruce Ferris
Title: Director

PRUCO LIFE INSURANCE COMPANY
By_Bruce Ferris
Title: Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
By_Bruce Ferris
Title: Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By_Bruce Ferris
Title: Vice President

For the named entities above in his representative capacity:

Date:
     -------------------------

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[BROKER DEALER]

By
  ----------------------------
Title:
Date:
     -------------------------

[ASSOCIATED INSURANCE AGENCY]

By
  ----------------------------
Title:
Date:
     -------------------------

PLEASE ATTACH ADDITIONAL SIGNATURE PAGES IF MORE THAN ONE
ASSOCIATED INSURANCE AGENCY EXISTS